File No. 333-120633


                                PROSPECTUS
                        ON THE GO HEALTHCARE, INC.
                 OFFERING UP TO 7,912,500 COMMON SHARES

        This prospectus relates to the sale of up to 7,912,500 shares of our common stock by Dutchess Private Equities Fund, L.P., NFC Corporation, Richard McCaffrey, Gary Geraci, Wells & Co Inc., Uptick Capital Ltd., 964434 Ontario Inc., Michael Levine, Gerry Sohl, John Pentony, Newport Capital Consultants Inc., and Theodore Smith. Dutchess Private Equities Fund will become a stockholder pursuant to a "put right" under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with Dutchess Private Equities Fund. A "put right" permits us to require Dutchess Private Equities Fund to buy shares pursuant to the terms of the Investment Agreement. That Investment Agreement permits us to "put" up to $5 million in shares of our common stock to Dutchess Private Equities Fund. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under an Investment Agreement and possible future exercise of warrants. All costs associated with this registration will be borne by us.


The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol OGHC.OB.
On December 9, 2004, the last reported sale price of our common stock was $2.05 per share.

Dutchess is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of common stock under the Investment Agreement. Dutchess will pay us 94% of the average of the three lowest closing best bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit.
                             ____________________

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                             ____________________

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

              The date of this Prospectus is December 15, 2004

                                TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY                                                         3
RISK  FACTORS                                                               7
USE  OF  PROCEEDS                                                          12
DETERMINATION  OF  OFFERING  PRICE                                         12
DILUTION                                                                   13
SELLING  SECURITY  HOLDERS                                                 14
PLAN  OF  DISTRIBUTION                                                     15
LEGAL  PROCEEDINGS                                                         17
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS         17
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT      18
DESCRIPTION  OF  SECURITIES                                                19
INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL                                 19
DISCLOSURE  OF  COMMISSION  POSITION  OF  INDEMNIFICATION  FOR  SECURITIES
  ACT  LIABILITIES                                                         20
CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS             20
DESCRIPTION  OF  BUSINESS                                                  21
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  PLAN  OF  OPERATION           27
DESCRIPTION  OF  PROPERTY                                                  32
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS                         32
MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS            33
EXECUTIVE  COMPENSATION                                                    34
FINANCIAL  STATEMENTS                                                F1 - F18

                             PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

                         ON THE GO HEALTHCARE, INC.

        We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. International Mount shareholders received 16,000,000 shares of our common stock and a cash payment of $198 in exchange for all the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement.

        In October 2003, we acquired the assets and liabilities of Compuquest, Inc.("Compuquest") through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba. We are designated an IBM Business Partner and obtained silver level dealer authorization for Hewlett-Packard/Compaq corporation in 2002.

        On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc., a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

        We are a publicly traded company, which trades on the Over-the-Counter Bulletin Board of the National Quotation Service under the ticker symbol "OGHC.OB"

HOW TO CONTACT US

        Our principal executive offices are located at 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2. Our telephone number is
(905)760-2987.

SALES BY OUR SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 7,912,500 shares of our common stock by Dutchess Private Equities Fund, L.P., NFC Corporation, Richard McCaffrey, Gary Geraci, Wells & Co Inc. Uptick Capital Ltd., 964434 Ontario Inc., Michael Levine, Gerry Sohl, John Pentony, Newport Capital Consultants Inc and Theodore Smith. Dutchess Private Equities Fund will become a stockholder pursuant to a "put right" under an Investment Agreement. The table below sets forth the shares that we are registering pursuant to the Registration Statement to which this prospectus is a part:

Stockholder                                         Number  of
                                                     Shares(1)
---------------------------------------------       ------------------

The selling  shareholders  consist  of:

Dutchess Private Equities Fund, LP             7,000,000 shares
NFC Corporation                                  125,000 shares
Richard McCaffrey                                125,000 shares
Gary Geraci                                      125,000 shares
Wells & Co Inc.                                  125,000 shares
Uptick Capital Ltd.                              100,000 shares
964434 Ontario Inc.                              120,000 shares
Michael Levine                                    40,000 shares
Gerry Sohl                                       100,000 shares
John Pentony                                      20,000 shares
Newport Capital Consultants Inc.                  30,000 shares
Theodore Smith                                     2,500 Shares

Total  common  stock being  registered         7,912,500  shares


(1) For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission, we have assumed that we will issue not more than 6,500,000 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more than or less than 6,500,000, depending on the trading price of our common stock. We currently have no intent to exercise the put right in a manner that would result in our issuance of more than 6,500,000 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares.

The Offering


Common  stock  offered             7,912,500  shares

Use  of  proceeds             We will not receive any proceeds from  the
                              sale by the selling stockholders of our common stock. We will receive proceeds from our Investment Agreement with Dutchess Private
                              Equities Fund and the exercise of warrants.
                              The proceeds from our exercise of the
                              put right pursuant to the Investment Agreement will be used for sales and marketing, general corporate and working capital purposes, mergers and acquisitions, inventory and raw materials, machinery and new product development and testing, expansion of internal operations, and facilities and capital expenditures or other appropriate uses as approved by the Company's
                              Board of Directors. See "Use of  Proceeds."

Symbol  for  our  common  stock     Our  common  stock  trades  on  the
                                    OTCBB  Market  under  the  symbol
                                    "OGHC.OB"

THE INVESTMENT AGREEMENT


        We entered into an Investment Agreement also referred to as an Equity Line of Credit with Dutchess Private Equities Fund on February 27, 2004. That agreement provides that, following notice to Dutchess, we may put to Dutchess up to $5 million in shares of our common stock for a purchase price equal to 94% of the average of the three lowest closing best bid prices on the Over-the-Counter Bulletin Board of our common stock during the five day period following that notice.
        In March 2004, we registered 30,000,000 shares of our common stock pursuant to the Investment Agreement. As of November 5, 2004, we had issued 6,071,146 shares of common stock and raised $512,500 pursuant to the Investment Agreement which left 23,928,854 shares of common stock available to issue prior to our reverse stock split. After our 1:30 reverse stock split on October 4, 2004, there were 797,628 remaining shares of common stock available on the registration statement.




        Dutchess will only purchase shares when we meet the following conditions:

        * a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line;

        * our common stock has not been suspended from trading for a period of five consecutive trading days and we have not have been notified of any pending or threatened proceeding or other action to de-list or suspend our common stock;

        * we have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

        * no injunction has been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

        * the issuance of the Securities will not violate the shareholder approval requirements of the Over the Counter Bulletin Board.


        The Investment Agreement will terminate on March 10, 2007 or when any of the following events occur:

        * Dutchess has purchased an aggregate of $5 million of our common stock;

        *       we file or otherwise enter an order for relief in bankruptcy;

        * trading of our common stock is suspended for a period of 5 consecutive trading days; or

        *       our common stock ceases to be registered under the 1934 Act.

             OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE (1)

Shares of common stock outstanding as of November 8, 2004         1,507,039 (2)

Shares of common stock potentially issuable to
Dutchess Private Equities Fund upon exercise of the put right     6,500,000

Shares of common stock potentially issuable to
Dutchess Private Equities Fund upon exercise of warrants            500,000

Shares of common stock potentially issuable
to NFC Corporation upon exercise of warrants                         50,000

Shares of common stock potentially issuable
to Richard McCaffrey upon exercise of warrants                       50,000

Shares of common stock potentially issuable
to Gary Geraci upon exercise of warrants                             50,000

Shares of common stock potentially issuable
to Wells & Co. Inc upon exercise of warrants                         50,000

Shares of common stock potentially issuable
to Uptick Capital, Ltd. upon exercise of warrants                    50,000

Shares of common stock potentially issuable
to 964434 Ontario, Inc. upon exercise of warrants                    60,000

Shares of common stock potentially issuable
to Michael Levine upon exercise of warrants                          20,000

Shares of common stock potentially issuable
to Gerry Sohl upon exercise of warrants                              50,000

Shares of common stock potentially issuable
to Newport Capital Consultants, Inc. upon exercise
of warrants                                                          30,000

                                                               ------------

Total                                                             8,917,039


(1)  All share numbers reflect a 1:30 reverse stock split on October 4, 2004.

(2)  Assumes no:

     Exercise of options to purchase up to 41,667 shares of common stock pursuant to a consulting agreement filed in our S-8 dated June 17, 2004. The exercise price of the options is $1.50 and they expire on July 31, 2005.

     Exercise of options to purchase up to 3,333 shares of common stock pursuant to a consulting agreement signed on November 17, 2003. The exercise price of the options is $3.00 and they expire on November 21, 2004.

     Exercise of options to purchase up to 16,667 shares of common stock issued on October 13, 2003 to our Chief Executive Officer for services rendered for the quarter at an exercise price of $1.50 per share with an expiry of July 15, 2008.

     Conversion of Series A Preferred Shares owned by our Chief Executive Officer that can convert into 13,580,000 shares of common stock after July 31, 2005.

     Conversion of Series A Preferred Shares owned by Cellular Connection that can convert into 14,333,400 shares of common stock after July 31, 2005. Our Chief Executive Officer, Stuart Turk, owns Cellular Connection.

                                 RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE HAD LOSSES SINCE OUR INCEPTION AND EXPECT LOSSES TO CONTINUE IN THE FORESEEABLE FUTURE. WE MAY NEVER BECOME PROFITABLE.

        We had a net loss of $19,952 for the period ended October 31, 2004 and a net loss of $195,728 for the period ended October 31, 2003. Our future operations may not be profitable if we are unable to develop our business. Revenues and profits, if any, will depend upon various factors, including whether we will be able to receive funding to develop and market new products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve these goals would have an adverse impact on our business.

WE HAVE A LIMITED OPERATING HISTORY AND YOU MAY LOSE YOUR INVESTMENT IF WE ARE UNABLE TO MARKET OUR COMPUTER AND MANUFACTURED CHILDCARE PRODUCTS.

        Until October 2003, we engaged in limited business activities manufacturing and marketing child and healthcare products. We may be faced with problems, delays, expenses and difficulties, which are typically encountered by companies in an early stage of development, many of which may be beyond our control. These include, but are not limited to, unanticipated problems and costs related to development, regulatory compliance, production, marketing, economic and political factors and competition. We may not be able to develop, provide at reasonable cost, or market successfully, any of our products. Therefore, we could go out of business and you may lose your investment.

WE MAY NOT BE ABLE TO OBTAIN RAW MATERIALS FOR OUR CHILDCARE LINE AT AN ACCEPTABLE COST TO MAKE OUR PRODUCTS, AND THEREFORE, WE MAY NOT BE ABLE TO GENERATE REVENUES.

        We rely on the performance and cooperation of independent suppliers and vendors of our raw materials for our childcare line whose services are and will be a material part of our products. We do not have, nor will we have, any direct control over these third parties. Furthermore, we do not have any formal agreements with our suppliers. If we lose a key supplier, we may not be able to find a cost-effective replacement.
        If we are unable to obtain raw materials at an acceptable cost, we will not be able to produce our products, and therefore, we may not be able to generate revenues.

WE MAY NOT BE ABLE TO OBTAIN HARDWARE, SOFTWARE AND PERIPHERALS AT AN ACCEPTABLE COST TO BE COMPETITIVE IN THE MARKETPLACE WHICH COULD INCREASE OUR COSTS AND LOWER OUR GROSS PROFIT.

        We rely on the supply of hardware, software and peripherals from the same distributors as our competitors and we may not be able to obtain them at a cost that will allow us to produce a profit or sell our products at a competitive price. Furthermore, we do not have formal agreements with our suppliers and are subject to price increases.
        If we can not obtain supplies at competitive prices, our revenues may decrease and we may not be able to attain or sustain profitability.

WE NEED EXTERNAL FUNDING TO SUSTAIN AND GROW OUR BUSINESS AND IF WE CAN NOT FIND THIS FUNDING ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OUR OPERATIONS AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN WHICH WOULD REDUCE OUR REVENUES AND OUR STOCK MAY DECLINE.

        We may not be able to generate sufficient revenues from our existing operations to fund our capital requirements. Additionally, our business plan contemplates the acquisition of new enterprises and the proceeds from our equity line arrangement with Dutchess may not be sufficient to fully implement our business plan. Accordingly, we will require additional funds to enable us to operate profitably and grow our business. This financing may not be available on terms acceptable to us or at all. We currently have no bank borrowings and a limited credit facility and we may not be able to arrange any debt financing. Additionally, due to the terms of the Investment Agreement, we may not be able to successfully consummate additional offerings of stock or other securities in order to meet our future capital requirements. If we cannot raise additional capital through issuing stock or bank borrowings, we may not be able to sustain or grow our business which may cause our revenues and stock price to decline.

OUR ORIGINAL SHAREHOLDERS WILL HAVE CONTROL OVER OUR POLICIES AND AFFAIRS FOR THE FORESEEABLE FUTURE AND THESE STOCKHOLDERS MAY TAKE CORPORATE ACTIONS THAT COULD NEGATIVELY IMPACT OUR BUSINESS AND STOCK PRICE.

        Our original shareholders own at least 51% of our voting securities. The original shareholders will continue to control our policies and affairs and all corporate actions requiring shareholder approval, including election of directors. Additionally, Mr. Stuart Turk, our Chairman, President and Chief Executive Officer, currently controls a majority of our voting securities. Mr. Turk's holdings may delay, deter or prevent transactions, such as mergers or tender offers, that would otherwise benefit investors.

IF WE LOSE THE EXCLUSIVE USE OF THE NAME ON THE GO, OUR REVENUES MAY DECLINE WHICH MAY RESULT IN A DECREASE IN OUR STOCK PRICE.

        We do not own any patents for any of our products. While we have registered the business name of On The Go in Ontario, Canada, this registration merely provides us with a registered name to do business under. It does not provide protection for the products manufactured under that name. In addition, we do not own patents on our products, and do not intend to file for patent protection on these products or the On the Go name. Therefore, another company could recreate our products or use the name On The Go in connection with the products they manufacture, which would adversely affect our revenues.

TO INCREASE OUR REVENUE, WE MUST INCREASE OUR SALES FORCE, AND EXPAND OUR DISTRIBUTION CHANNELS. IF WE ARE NOT SUCCESSFUL IN THESE EFFORTS, OUR BUSINESS WILL NOT GROW WHICH COULD RESULT IN A DECREASE IN OUR STOCK PRICE.

        To date, we have sold our products primarily through our direct sales and tele-sales force. Our future revenue growth will depend in large part on recruiting and training additional direct sales and tele-sales personnel and expanding our distribution channels. We may experience difficulty recruiting qualified sales and support personnel and establishing third-party distribution relationships.
        We may not be able to successfully expand our tele-sales force or other distribution channels, and any expansion, if achieved, may not result in increased revenue or profits.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR PLANNED GROWTH, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND COULD RESULT IN DECREASING REVENUES AS WELL AS A DECREASE IN OUR STOCK PRICE.

        As of October 31, 2004 we had 10 employees. We intend to expand our customer base and develop new products. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Because of the registration of our securities, we are subject to reporting and disclosure obligations, and we anticipate that we will hire additional finance and administrative personnel to address these obligations. In addition, the anticipated growth of our business will place a significant strain on our existing managerial and financial resources. If we can not effectively manage our growth, our business may be harmed.

IF WE LOSE THE RESEARCH AND DEVELOPMENT SKILLS AND MANUFACTURING CAPABILITIES OF OUR FOUNDER, OUR ABILITY TO ATTAIN PROFITABILITY MAY BE IMPEDED AND IF WE DO NOT ATTAIN PROFITABILITY, OUR STOCK PRICE MAY DECREASE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

        Stuart Turk founded On The Go with the intent of capitalizing on the growing market opportunity for child and healthcare products. He leveraged his research and development skills and manufacturing capabilities to begin the Company. He has invested the necessary start-up costs from his personal finances. Mr. Turk is critical to our expansion to the next level of growth. Mr. Turk continues to be our chief product designer and engineer. Our success depends, in large part, upon Mr. Turk's continued availability and our ability to attract and retain highly qualified technical and management personnel. If we were to lose the benefit of his services, our ability to develop and market our products may be significantly impaired, which would impede our ability to attain profitability. Mr. Turk holds prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure raw product availability on time that is competitively priced. The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of our objectives, as our strength is our people. We presently have no employment agreements with any of our key personnel.

IF WE LOSE THE SKILLS OF THE FOUNDER OF COMPUQUEST, OUR ABILITY TO ATTAIN PROFITABILITY MAY BE IMPEDED AND IF WE DO NOT ATTAIN PROFITABILITY, OUR STOCK PRICE MAY DECREASE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

        Randal Kalpin founded Compuquest with the intent of capitalizing on the growing market opportunity for computer products. He leveraged his skills to grow the company. Mr. Kalpin is critical to our expansion to the next level of growth. Mr. Kalpin continues to be the director of operations of Compuquest. Our success depends, in large part, upon Mr. Kalpin's continued availability and our ability to attract and retain highly qualified technical and management personnel. If we were to lose the benefit of his services, our ability to develop and market our computer products may be significantly impaired, which would impede our ability to attain profitability. Mr. Kalpin holds prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure product availability on time that is competitively priced. The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of our objectives, as our strength is our people. We presently have no employment agreements with any of our key personnel.

RISKS RELATED TO THIS OFFERING AND OUR STOCK

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT WHICH MAY MAKE OUR STOCK LESS LIQUID AND MAKE IT HARDER FOR INVESTORS TO BUY AND SELL OUR SHARES.

        Trading in our securities is subject to the SEC's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK. AS A RESULT, EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION WHICH MAY CAUSE OUR STOCK PRICE TO DECREASE.

        The common stock to be issued under our Investment Agreement with Dutchess will be purchased at a 6% discount to the average of the three lowest closing bid prices for the five days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline.

        Additionally the sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders. If the price of our common stock declines, we will be obligated to issue more shares under the Investment Agreement, which could further depress the overall market value of our stock. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. If our stock price decreases, then our existing stockholders would experience greater dilution.

OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.

        Our securities are quoted on the Over-the-Counter Bulletin Board.
        The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WITH DUTCHESS WHEN NEEDED AND, AS A RESULT, WE MAY NOT BE ABLE TO GROW OUR BUSINESS AS PLANNED WHICH MAY CAUSE OUR REVENUES TO DECLINE.

        We will depend on external financing to fund our planned expansion.
        We expect that these financing needs will be primarily met by our agreement with Dutchess. However, due to the terms of the Investment Agreement, this financing may not be available in sufficient amounts or at all when needed.

PURSUANT TO THE TERMS OF THE EQUITY LINE, WE WILL ONLY BE ABLE TO ISSUE OUR COMMON STOCK IN LIMITED AMOUNTS ON A PERIODIC BASIS AND THEREFORE, WE WILL NOT BE ABLE TO RAISE FUNDS WHEN WE NEED THEM WHICH COULD ADVERSELY IMPACT OUR BUSINESS, ABILITY TO EARN REVENUES AND OUR STOCK PRICE.

        Our Investment Agreement with Dutchess prohibits us from selling our common stock below market price to any party other than Dutchess for one year after the registration statement is declared effective by the SEC without the prior written consent of Dutchess. Additionally, the Investment Agreement limits the amount we can put to Dutchess to, at our election, either: a) 200% of the average daily volume (U.S. market only) of our common stock for the 10 trading days prior to the date we deliver the put notice multiplied by the average of the three daily closing best bid prices immediately preceding the date we deliver the put notice, or b) $50,000. As a result, we may not be able to sustain or grow our business as planned which may cause our revenues and stock price to decline.

INVESTORS MUST CONTACT A BROKER-DEALER TO TRADE OVER-THE-COUNTER BULLETIN BOARD SECURITIES. AS A RESULT, YOU MAY NOT BE ABLE TO BUY OR SELL OUR SECURITIES AT THE TIMES THAT YOU MAY WISH.

        Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone.
        In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT.

        We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities.

                                USE OF PROCEEDS

        This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under the Investment Agreement will be equal to 94% of the average of the three lowest closing best bid prices of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the date of our notice of election to exercise our put. Additionally, we may receive proceeds from the sale of our common shares from warrant holders.

        For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement. The Gross Proceeds represent the total dollar amount that Dutchess is obligated to purchase. The table assumes estimated offering expenses of $25,000.

                                                   Proceeds       Proceeds
                                                 If 100% Sold    If 50% Sold
                                                 ------------    -----------
Gross proceeds                                   $4,487,500      $2,243,750
Estimated accounting, legal and
associated expenses of Offering                    $ 25,000        $ 25,000
                                                  ---------       ---------
Net Proceeds                                     $4,462,500      $2,218,750
                                                 ==========      ==========

                                       Priority    Proceeds        Proceeds
                                                  ---------       ---------
Sales and marketing                       1st    $1,500,000      $  750,000
Working capital and general
corporate expenses                        2nd    $  750,000      $  375,000
Mergers and Acquisitions                  3rd    $1,025,000      $  512,500
Inventory and raw materials               4th    $  250,000      $  100,000
New product development and testing       5th    $  662,500      $  331,250
Expansion of internal operations          6th    $  200,000      $  100,000
Facilities and capital expenditures       7th    $   75,000      $   50,000
                                                  ---------       ---------
                                                 $4,462,500      $2,218,750
                                                 ==========      ==========

        Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments. We have issued 910,000 Series C Warrants. The Warrants have an exercise price of $1.00 and expire on October 31, 2006. We cannot accurately predict when we will receive proceeds pursuant to the warrants because we do not know when the holders will choose to exercise the warrants. It is also possible that the warrants will expire without being exercised. We currently intend to use the proceeds from the warrants, if any, for working capital and general corporate expenses, however our actual use of proceeds for the warrants will depend on the amount of funds we receive and the timing of those funds.

                        DETERMINATION OF OFFERING PRICE

        The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                                  DILUTION

Our net tangible book value as of October 31, 2004 was $804,477, or $0.82 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made by the selling stockholders, none of these proceeds will be paid to us, however, the private offering proceeds will be paid to us and our net tangible book value will be positively affected by this offering. Thus, our net tangible book value will be impacted by the common stock to be issued to the selling shareholders. The amount of dilution will depend on the initial shares issued. The following example shows the dilution to new investors at an offering price of $.75 per share. If we assume that we were to issue 5,000,000 shares of common stock at an assumed offering price of $0.75 per share, less $25,000 of offering expenses, our net tangible book value as of October 31, 2004 would have been $4,529,477, or $0.76 per share. This represents an immediate dilution in net tangible book value to existing shareholders of $0.06 per share and an immediate increase to new shareholders of $0.01 per share.


Net tangible book value per share before this offering              $804,477
Net tangible book value after this offering                       $4,529,477
Assumed average public offering price per share                        $0.75
Net tangible book value per share after this offering                  $0.76
Increase of net tangible book value per share to new investors         $0.01
Dilution in net tangible book value per share to existing shareholders $0.06


You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Investment Agreement to Dutchess Private Equities Fund. That is, as our stock price declines, we would be required to issue a greater number of shares under the Investment Agreement for a given advance. This inverse relationship is demonstrated by the table below, which shows the number of shares to be issued under the Investment Agreement at a price of $1.00 per share per share and 25%, 50% and 75% discounts to that price.

Offering price:  $1.00            75%           50%           25%             -
PURCHASE PRICE:(1)              $0.25          $0.50        $0.75         $1.00
NO.  OF SHARES:(2)         17,850,000      8,925,000    5,950,000     4,462,500
TOTAL OUTSTANDING:(3)      19,357,039     10,432,039    7,457,039     5,969,539
PERCENT OUTSTANDING:(4)        92.21%         85.55%       79.79%        74.75%

(1)  Represents the approximate market  price on November 8, 2004.

(2) Represents the number of shares of common stock to be issued at the prices set forth in the table to generate $4,462,500 in gross proceeds.

(3) Represents the total number of shares of common stock outstanding after the issuance of the shares, assuming no issuance of any other shares of common stock.

(4) Represents the shares of common stock to be issued as a percentage of the total number shares of common stock outstanding (assuming no exercise or conversion of any options, warrants or other convertible securities).

                             SELLING STOCKHOLDERS

        Based upon information available to us as of November 5, 2004, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.



Name and address      Ownership   Number of    Number of Shares   Percentage
of beneficial owner   Before      Shares        Owned After       Owned After
                      Offering    Offered        Offering(1)      Offering (2)
-------------------------------------------------------------------------------
Dutchess Private
Equities Fund, LP(3)       -0-    7,000,000 (4)        -0-             0%

NFC Corporation(5)      75,000      125,000            -0-             0%

Richard McCaffrey(6)    75,000      125,000            -0-             0%

Gary Geraci(7)          75,000      125,000            -0-             0%

Wells & Co Inc. (8)     75,000      125,000            -0-             0%

Uptick Capital(9)       50,000      100,000            -0-             0%


964434 Ontario Inc(10)  60,000      120,000            -0-             0%

Michael Levine (11)     20,000       40,000            -0-             0%

Gerry Sohl (12)         50,000      100,000            -0-             0%

John Pentony (13)       20,000       20,000            -0-             0%

Newport Capital(14)
Consultants, Inc.          -0-       30,000            -0-             0%

Theodore Smith (15)      2,500        2,500            -0-             0%
-------------------------------------------------------------------------------

(1) These numbers assume the selling shareholders sell all of their shares prior to the completion of the offering.

(2) Based on 1,507,039 shares outstanding as of November 8, 2004.

(3) The principals of Dutchess Private Equities Fund are Michael Novielli and Douglas Leighton.

(4) Consists of shares that may be issued pursuant to an Equity Line Agreement and shares that may be issued pursuant to 500,000 Series "C" warrants.

(5) The principal of NFC Corporation is Geoffrey J. Eiten. We issued restricted shares and Series "C" warrants pursuant to a services contract with NFC Corporation. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(6) Mr. McCaffrey received restricted shares and Series "C" warrants for services. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(7) Mr. Geraci received restricted shares and Series "C" warrants for services. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(8) The principals of Wells & Co Inc. is Todd Kaplan. Wells & Co. received restricted shares and Series "C" warrants for services. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(9) The principals of Uptick Capital are Ari Blane and Simeon Wohlberg. Uptick Capital received restricted shares and Series "C" warrants for services. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(10) The principal of 964434 Ontario is Nadav Elituv. We issued restricted shares and Series "C" warrants pursuant to a services agreement with 964434 Ontario. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(11) We issued restricted shares and Series "C" warrants pursuant to a Consulting Agreement with Michael Levine. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(12) We issued restricted shares and Series "C" warrants pursuant to a Consulting Agreement with Gerry Sohl. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(13) Mr. Pentony received restricted shares for services.

(14) The principal of Newport Capital Consultants is Gary Bryant. Newport Capital received Series "C" warrants for services. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(15) We paid Theodore Smith 2,500 shares of restricted stock for services.


                                PLAN OF DISTRIBUTION
The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

- at prices related to such prevailing market prices, or

- in negotiated transactions, or

- in a combination of such methods of sale; or

- any other method permitted by law.

The selling stockholders may be deemed underwriters. The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Private Equities Fund and any broker-dealers who act in connection with the sale of its shares will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

- engage in any stabilization activity in connection with any of the shares;

- bid for or purchase any of the shares or any rights to acquire the shares,

- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution. We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal. In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act. We expect to incur approximately $25,000 in expenses related to this registration statement. Our expenses consist mainly of accounting and legal fees. We engaged Charleston Capital Securities, Inc. as our placement agent with respect to the securities to be issued under the Equity Line of Credit.
  To our knowledge Charleston Capital Securities has no affiliation or business relationship with Dutchess Private Equities Fund. Charleston Capital Securities will be our exclusive placement agent in connection with the Investment Agreement. Dutchess Private Equities Fund shall not be obligated to sell any Securities and this Offering by Charleston
  Capital Securities shall be solely on a "best efforts" basis. We agreed to pay Charleston Capital Securities 1% of the gross proceeds from each put with an aggregate maximum of $10,000 over the term of our agreement.
  The Placement Agent agreement terminates when our Investment Agreement with Dutchess Private Equities Fund terminates pursuant to the terms of that Investment Agreement.

LEGAL PROCEEDINGS

        We are not aware of any litigation or potential litigation affecting us or our assets or any of our subsidiaries.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, positions, and offices or employments for the past five years as of November 8, 2004, of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the pleasure of our Board of Directors.


Name                            Age        Position
-------------------------------------------------------------------------------
Stuart Turk (1)                 35         President, Chairman, CEO and Director

Evan Schwartzberg, BA, CCM      37         Chief Financial Officer

Ralph Magid, B.A.Sc.,           58         Director
MBA, P.Eng, P.E.O

Randal A. Kalpin                43         Director, Director of Operations

Carol Segal (1)                 53         Secretary and Treasurer
-------------------------------------------------------------------------------
 Ms. Segal is Mr. Turk's aunt.


Biographies of executive officers and directors

        Stuart Turk. Mr. Turk has been our Chairman, President and Chief Executive Officer since July 2000. Mr. Turk founded The Cellular Connection Ltd., a manufacturer of mounting accessories and packaging for cellular phones in May 1988. He currently serves as the Chief Executive Officer of The Cellular Connection.

        Evan Schwartzberg. Mr. Schwartzberg has been our Chief Financial Officer since July 2000. Currently, and since 2000, Mr. Schwartzberg has worked for the TD Bank Financial Group as a Senior Cash Manager (previously the Manager of Corporate Cash Management of Canada Trust) within the Treasury and Balance Sheet Management group of the Finance Division. Prior to such time, and since 1989, Mr. Schwartzberg was a Senior Cash Manager of Canada Trust. Mr. Schwartzberg holds an Economics degree from the University of Toronto, passed the Canadian Securities Course, from the Canadian Securities Institute, and earned the Certified Cash Manager designation from the Association for Financial Professionals, a U.S. based organization.

        Ralph Magid. Mr. Magid has been our Director since July 2000. Currently, Mr. Magid is the president of InnoTech Capital Corporation, a company specializing in providing advisory services for Canadian technology companies on how to fund and manage their R&D. Ralph has more than 25 years of experience in manufacturing and operations both in Canada and internationally. He has worked with small Canadian owned companies as well as large multinationals including Motorola and Geac Computers. R&D has been an integral part of Ralph's responsibilities in his position of Vice President, Operations held with several manufacturing organizations. Ralph holds an Industrial Engineering degree from the University of Toronto (B.A.Sc.), an MBA from York University and is a member of the Professional Engineers of Ontario.

        Randal A. Kalpin. Mr. Kalpin has been our Director since July 2000. From 1989 until October 2003, Mr. Kalpin had been the President and Chief Executive Officer of Compuquest. When we acquired Compuquest in October 2003, Mr. Kalpin became our Director of Operations as well as remaining our Director. Mr. Kalpin graduated with honors from York University with a B.A. in 1984.

        Carol Segal.  Ms. Segal has been our Secretary and Treasurer since
July 2000. Presently, and since 1987, Ms. Segal has been a group leisure travel consultant with the Travel Network Corp. In addition, Ms. Segal was an agent with TA Connell Real Estate from 1987 to 1997. Ms. Segal has over 20 years of experience in business.


BOARD OF DIRECTORS

        We currently have three members of our Board of Directors, who are elected to annual terms and until their successors are elected and qualified. Executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

AUDIT COMMITTEE

        We do not have a separate Audit Committee. Our full Board of Directors performs the functions usually designated to an Audit Committee. Mr. Magid, qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of October 4, 2004 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director,
(iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2004 fiscal year and (iv) all of our directors and current executive officers as a group:

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

Name and Address of                    Common Shares                Percent of
Beneficial Owner  (1)                  Beneficially Owned             Class (2)
--------------------                    ----------------             ---------
Stuart Turk (3)                             71,666                       5%
Evan Schwartzberg                           10,000                       1%
Ralph Magid                                 10,000                       1%
Randal A. Kalpin                            10,000                       1%
Carol Segal                                 10,000                       1%
The Cellular Connection Ltd.(3)             33,333                       2%

Directors and executive officers
 as a group (5 persons)                    145,000                      10%



(1) The address of all individual directors and executive officers is c/o On the Go Healthcare, Inc., 85 Corstate Ave Unit #1 Concord, Ontario, L4K 4Y2.

(2) The number of shares of common stock issued and outstanding on November 8, 2004 was 1,507,039 shares. This reflects a 1 for 30 reverse stock split for all common stock shareholders of record on November 8, 2004. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on November 8, 2004, plus shares of common stock subject to options held by such person on November 8, 2004 and exercisable within 60 days thereafter.


(3) Mr. Turk may be deemed to be the owner of 33,333 common shares by virtue of his being a control person and sole owner of The Cellular Connection Ltd. On October 31, 2003, Stuart Turk was issued an option to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiry of July 15, 2008. Mr. Turk owns 135,800 Series A Preferred Shares that can convert into 13,580,000 shares of common stock. Cellular Connection owns 143,334 shares of Series A Preferred Stock that can convert into 14,333,400 shares of common stock. The shares of Series A Preferred Stock can not convert until after July 31, 2005.

DESCRIPTION OF SECURITIES
COMMON STOCK

Our Articles of Incorporation authorize us to issue 100,000,000 shares of common stock, par value $.0001 per share.

Miscellaneous Rights and Provisions. There are no preemptive rights, subscription rights, or redemption provisions relating to the shares and none of the shares carries any liability for further calls.

Dividends. Holders of shares are entitled to receive dividends in cash, property or shares when and if the Board of Directors declares dividends out of funds legally available therefore.

Voting. A quorum for any meeting of shareholders is a majority of shares then issued and outstanding and entitled to be voted at the meeting. Holders of shares are entitled to one vote, either in person or by proxy, per share.

Liquidation, dissolution, winding up. Upon our liquidation, dissolution or winding up, any assets will be distributed to the holders of shares after payment or provision for payment of all our debts, obligations or liabilities.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of On The Go Healthcare. Nor does any such expert have any contingent based agreement with us or any other interest in or connection to us.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article X and XI of our Restated Certificate of Incorporation and Article XII of our Bylaws provides that members of our Board of Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

- for any breach of the director's duty of loyalty to the corporation or its stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- under Section 174 of the General Corporation Law of the State of Delaware (relating to distributions by insolvent corporations); or

- for any transaction from which the director derived an improper personal benefit.

Our Restated Certificate of Incorporation and By-laws also provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. A right of indemnification shall continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our Restated Certificate of Incorporation and By-laws will not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our Restated Certificate of Incorporation or By-laws, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Restated Certificate of Incorporation and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements, including statements regarding our expansion plans. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our "Risk Factor" section and elsewhere in this report.
Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

DESCRIPTION OF BUSINESS

        We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. International Mount shareholders received 16,000,000 shares of our common stock and a cash payment of $198 in exchange for all the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement.

        In October 2003, we acquired the assets and liabilities of Compuquest Inc.("Compuquest") through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba. We are designated an IBM Business Partner and obtained silver level dealer authorization for Hewlett-Packard/Compaq corporation in 2002.

        On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc. ("Vital Baby"), a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

OUR BUSINESS

       We conduct business directly through our International Mount subsidiary. Compuquest and Vital Baby are divisions of International Mount.

COMPUQUEST

        Compuquest is a valued-added reseller of the following computer and computer-related products:

        * Hardware:    Intel-based servers, personal computers, and laptops
                       supporting Windows, Macintosh, Unix, Linux, and Novell operating systems.

        * Peripherals: Printers, monitors, personal digital assistants, scanners, and other computer equipment related to the operation of computers, servers, and laptops.

        * Software:    Microsoft Windows and Apple Macintosh retail boxed
                       products that relate to the operation of computers, servers, and laptops. Those software products include the operating system sold separately as well as with the original hardware.

        * Supplies:    Toners, inks, ribbons, labels, papers and cleaning
                       products.

        All of the products sold by Compuquest are manufactured by others.

        Approximately 90% of our revenues in this division are derived from the sale of hardware and peripherals.


VITAL BABY

Our Vital Baby division manufactures the following products under the "On the Go" name:

        * Padded Training Seat: An ergonomically designed, cushioned seat placed on top of adult toilet seats to help toddlers with potty training.

        * Baby Bath: A bathtub with a contoured shape to cradle babies
          0-6 months.

        * Plastic carrying cases: one piece plastic carrying cases for discreet storage of pills, tampons or condoms.

International Mount acquired Vital Baby Innovations in June 2004. Vital Baby manufactures and markets the following products under the Heinz Baby Basics name:Eze Bib Disposable, Flow Nipples, Holding Handles, Angled Feeding Bottles, Bottle and Nipple Brush, Play and Splash Mat, Three Steps Trainer Cup, Insulated Bottle Traveller, Baby's 1st Spoons, First Cutlery Set, First Feeding Set, Baby's 1st Set Flexisoft spoon and bowl, Sticky Fingers Hand and Face wipes and distributes Sudocrem, an ointment for the protection, relief, and treatment of diaper rash.

Substantially all of the sales in our Vital Baby division are derived from our Heinz Baby Basics line.


SALES AND MARKETING


Computer products

        Our sales and marketing strategies have been created based on specific target markets. We have established a dedicated sales force composed of three full time sales representatives and two independent sales representatives, working solely on commission for our computer division. We have developed an extensive telemarketing program, consisting of telemarketing sales personnel located in Toronto, Ontario, to target financial, graphics, utility, and education sectors throughout North America. We are planning an expansion of our telemarketing program to enhance the sales and marketing efforts of our sales forces.

Our Compuquest division utilizes a professionally-produced business card CD-Media presentation product to market our authorized products and services.

        We developed a three-year sales and marketing plan that will focus on:

        (i) building on our successful relationships with customers and suppliers;
        (ii)   increasing market penetration through business to business and web based representation of newly sourced products, and
        (iii)  positioning ourselves as a rapid reactionary reseller able to use our leaner design to react to emergency requests from across North America;
        (iv) increasing market penetration through business to business and web based representation of our product offerings in a newly designed web portal on our web site.


Infant care products

        Our sales and marketing strategies have been created based on specific target markets. We have established a dedicated sales force composed of two full time sales representatives dedicated to our child products. We have developed an extensive telemarketing program, consisting of telemarketing sales personnel located in Toronto, Ontario, to target approximately 10,000 business customers including wholesale distribution networks and retail drug chains. As of October 31, 2004, our products are distributed to more than 3,600 retail locations. We are planning an expansion of our telemarketing program to enhance the sales and marketing efforts of our sales forces.

        We have also begun to expand our international marketing efforts. On March 29, 2004, we reached an agreement with Bibs n' Stuff, a British company, to assist us in developing our core products in European markets. We also have relationship with Juvenile Solutions Inc., to market our padded training seat in the United States.

        We have expanded our signature padded training potty seat line by adding an additional seat designed to fit European and Australian toilets. We plan to expand our international sales force consisting of independent commission-only representatives located overseas. We will also seek opportunities to enter into a multi-year, non-exclusive European, South American and South African distribution agreements for a range of our products.

        We market all our products using a variety of programs and materials including print advertising, product brochures, cooperative advertising programs and sales promotions to reinforce our ongoing commitment to satisfy the needs of our customers. We plan to develop a product line CD-ROM version of our catalog and expand our interactive Internet web site.

        We developed a three-year sales and marketing plan that will focus on:

        (i) increased representation and sales growth through retail locations;
        (ii) increasing our market share in our present market of North America and positioning ourselves as a contender in providing our products to our present market (North America), South America and other emerging markets, at the most economical price;
        (iii) building on our successful relationships with customers and suppliers;
        (iv) increasing market penetration through business to business and web based representation of newly sourced products, and
        (v) continuing negotiations with target corporations in related manufacturing and drug-chain businesses, leading to strategic alliances and acquisitions;
        (vi) increasing market penetration through business to business and web based representation of our product offerings in a newly designed web portal on our web site.

CUSTOMERS

        We market our computer products principally to Fortune 500 and 100
corporations.   We market our childcare products to the consumer market by distribution into drug store chains, mass merchandisers and department stores. In general, the dealers, wholesalers and retailers to whom we market our products also sell other similar products, some of which compete with our products.

        We do not depend on one or even a few major customers. We sell our products to customers of all sizes, from small businesses to large national chain pharmacies and our computer products to Fortune 500 and 100 corporations. As of October 31, 2004, we estimate that we had 800 customers and that our revenue mix is about 90% from Fortune 500 and 100 corporations and large national pharmacies, and 10% from independent retailers and wholesalers.

DISTRIBUTION / DEALER NETWORK

        We provide same-day and next-day services to all our customers in both the Compuquest and Vital Baby divisions. We have our truck deliver to our local customers and utilize same day and next day couriers such as FedEx, UPS and Purolator to meet our delivery commitments. We believe that our ability to continue to grow our revenue base depends in part upon our ability to provide our customers with efficient and reliable service.

        As of October 31, 2004, we distributed our products through one primary point of distribution located in Concord, Ontario, Canada. We also drop ship many of our computer products direct from our suppliers warehouse. We plan to distribute our products from other distribution facilities if and when required. However, we have not committed our resources at this time for any additional distribution facilities.

STRATEGIC ALLIANCES

        An important part of our marketing strategy is to develop relationships with manufacturers who wish to significantly increase their own product sales through a network of distributors and drug-chains offering high demand products at reasonable prices. We believe we will be able to capitalize on manufacturers' product marketing programs, sales forces and distribution strategies.

WHOLESALE OPERATIONS

        We currently sell certain of our childcare products wholesale to Bibs n' Stuff in England and Juvenile Solutions in the United States. Through our wholesale agreements we sell our products in bulk to these entities. In turn, these entities resell them. Wholesale operations currently represent 1% of our operations.

        Compuquest has no wholesale operations at this time.

        We intend, in certain markets, to wholesale products in lines other than those that will carry the On the Go labels. Because of our large purchasing power, we believe that we have the ability to make large volume purchases of manufacturer's clearance and ends-of-lines and the infrastructure to add bottom line value while levering off of these products. The products we intend to add fall into two categories: (i) accessories for our own products and (ii) plastic mold injection products that are more economical to source locally. We do not currently have any suppliers from whom we will buy any pre-made products but are actively reviewing items on an ongoing basis.

COMPETITION

        In both of our product lines, we compete with other manufacturers, distributors and value-added resellers who offer one or more products competitive with the products we sell. However, we believe that no single competitor serving our markets offers as competitive a price and range of products as ours. Our principal means of competition are our quality, reliability, and value-added services, including delivery and service alternatives.


        Unlike our competitors who rely on single direct from manufacturer supply channels, Compuquest partners with a wide range of distributor partners who can supply products from a large number of strategically placed warehouses throughout North America. Compuquest not only receives manufacturer-sponsored pricing assistance to establish and maintain a competitive pricing strategy, but we benefit from a better stocked supply channel than their direct from manufacturer competitors. Compuquest offers an extensive range of products surpassing that of other direct from manufacturer competitors. In partnering with a large and diverse distributor supply channel, we offer a wider range of products than our competitors who rely on direct relationships with the manufacturers they represent. While these direct relationships offer the benefit of more competitive pricing, they restrict, the ability of our competitors to deliver products to their customers in an acceptable time frame. We operate Compuquest on a smaller scale than our competitors allowing us greater flexibility to fulfill expedited same day and next day delivery requirements in a volatile market that demands fast service. We receive assistance from manufacturers and distributors alike to ensure our pricing remains competitive. But the personalized service to the customers, our scale to offer expedited delivery to our customers, and the assistance we receive from manufacturers and distributors to remain price competitive supports the assertion that we are positively differentiated from our competitors. We believe that these attributes combined with technological advances relating to our manufactured and proprietary products are favorable factors in competing with other manufacturers and value-added resellers such as:

        * EDS Systemhouse Inc.;
        * GE Capital Corporation; and
        * Compugen

        We believe that our competitors share approximately 20% of the corporate-based computer resale market governing hardware, software, peripherals, and supplies, including cartridges. Additionally, we believe they share over 40% of the service and support contracts pertaining to computers and their related hardware and software. Their domination of the computer service and support contracts helps them gain penetration into the resale market, business they would not otherwise have earned. Compuquest is unable to compete with the sales and support contract offerings of its competitors because its competitors have extensive office and personnel representation across Canada. Compuquest can compete by partnering with its manufacturing partners to provide service and support offerings across Canada, but not to take away market share from its competitors in this area.

        The childcare products industry is highly competitive and is characterized by the frequent introduction of new products and includes numerous domestic and foreign competitors, some of which are substantially larger and have greater financial and other resources than we do. We compete principally on the basis of offering quality products at competitive prices and providing high quality customer service. Our competition includes:

        * Ginsey Inc.;
        * Doral Juvenile Group;
        * RC2 Corporation; and
        * Mommy's Helper Inc.

PRODUCT DEVELOPMENT

        We have hired a consultant to design products for our On The Go brand. As a result of this consulting agreement, we developed our baby bath introduced in February 2004 and have approximately eight other products under development. In the last two fiscal years, we spent approximately $100,000 on product development costs. This figure includes the construction of molds, dyes and machinery used in the manufacturing of our current products.


MANUFACTURING AND PRODUCT SOURCING

        We manufacture our childcare products. Our operations rely on a just-in-time manufacturing processes. With just-in-time, our production is triggered by immediate customer demand and our inventories of finished goods are either nonexistent or kept to a minimum. We only build products to meet a customer's shipment schedule. All other supplies used in the manufacturing process are readily available from any number of local suppliers, at competitive prices and delivered within 24 hours in most cases.

TRADEMARKS

        We believe that our business is dependent in part on our ability to establish and maintain protection for our proprietary technologies, products and processes, and the preservation of our trade secrets. We currently have not applied for and do not hold any patents relating to any of our product lines.

        We have registered the business name of Healing Heat Sensation as a division of the International Mount under the laws of Ontario, Canada. The registration provides us solely with another registered name to do business under, but does not provide us with protection for the products manufactured under that name.

        We have registered one trademark in Canada for "ON THE GO". The registered trademark is significant to us because it will provide us with name and market recognition for our products and distinguish our products from our competitors' products.

        We have registered the business name of Compuquest as a division of the International Mount Company. under the laws of Ontario, Canada. The registration provides us solely with another registered name to do business under.

        We have registered the business name of Vital Baby Innovations as a division of the International Mount Company. under the laws of Ontario, Canada. The registration provides us solely with another registered name to do business under.

        We acquired one registered trademark in Canada for "Compuquest".
The registered trademark is significant to us because it will provide us with name and market recognition and distinguish us from our competitors.

        We renewed our license to distribute Heinz Baby Basics until September 2006. The right to distribute may be cancelled with 6 months notice in the event of a breach of contract. We have an option for an additional 2 year renewal.

GOVERNMENTAL REGULATION

        Our childcare products are subject to various laws, rules and regulations in the United States, including the Federal Consumer Product Safety Act, the Federal Hazardous Substances Act, as amended, the Federal Flammable Fabrics Act, the Child Safety Protection Act, and the regulations promulgated under each of these Acts (the Acts). The Acts empower the Consumer Product Safety Commission to protect children from hazardous toys and other articles. The Consumer Product Safety Commission has the authority to exclude from the market products that are found to be hazardous and to require a manufacturer to repurchase these products under certain circumstances. In addition, the Federal Flammable Fabrics Act empowers the Consumer Product Safety Commission to regulate and enforce flammability standards for fabrics used in consumer products. Similar laws and regulations exist in various international markets in which our products may be sold, including Canada. While we design our products to ensure that they comply with laws and regulations, it is possible that defects may be found in our products, resulting in product liability claims, recalls of a product, loss of revenue, diversion of resources, damage to our reputation or increased warranty costs, any of which could have a material adverse effect on our business, financial condition, and results of operation.

EMPLOYEES

        As of October 31, 2004 we had 10 full time employees and 2 subcontractors. Management believes its relations with our employees are good. None of the employees are covered by any collective bargaining agreement.


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the accompanying notes.

Overview

Vital Baby Innovations, a division of our wholly owned subsidiary, established in 1998 as a Canadian company, continuously researches and develops safe and innovative products for parents and children. Vital Baby is the exclusive distributor of the Heinz Baby Basics Feeding Accessories and Sudocrem, available at more than 3,600 retail locations across Canada.

Compuquest, a division of our wholly-owned subsidiary, is a value-added reseller of computer hardware, software, peripherals, and supplies. Compuquest services hundreds of clients in the U.S. and Canada, including Fortune 100 and Fortune 500 corporations, hospitals, government ministries, universities and various firms in banking, insurance, law and accounting. The subsidiary has won the Consumers' Choice Gold Award for Best Business Computer Dealer for eight consecutive years.

Critical Accounting Policies and Estimates

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, impairment of long-term assets, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the Consolidated Financial Statements:

        We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101 as modified by SAB 104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. We generally recognize revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

        The allowance for doubtful accounts is maintained to provide for losses arising from customers' inability to make required payments. If there is a deterioration of our customers' credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

        Inventories are stated at the lower of cost (determined on an average cost basis) or market. Based on our assumptions about future demand and market conditions, inventories are written-down to market value. If our assumptions about future demand change and/or actual market conditions are less favorable than those projected, additional write-downs of inventories may be required.

        Deferred tax assets are recorded based on our projected future taxable income and the resulting utilization of the deferred tax assets. To the extent that it is more likely than not that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

        Loss contingencies arise in the ordinary course of business. In determining loss contingencies, we evaluate the likelihood of the loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of such loss. We accrue for an estimated loss contingency when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.

        Amounts billed to customers for shipping and handling are recorded as sales revenues. Costs incurred for shipping and handling are included in cost of sales.

        We offer discounts and point-of-sale rebates to our customers on our products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

        We assess the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the assets.

        We account for stock-based employee compensation plans under the recognition and measurement principles of Financial Accounting Standards 123.

COMPARISON OF THE YEAR ENDED JULY 31, 2004 AND THE YEAR ENDED JULY 31, 2003

Revenues

        Revenues from sales of childcare products increased from $91,584 for the year ended July 31, 2003 to $277,557 for the year ended July 31, 2004. This increase is attributable to the sales efforts to distribute through drug store chains and the acquisition of Vital Baby, which contributed $133,907 of sales since June 1, 2004. 2004 fiscal year sales of $2,735,345 from our computer division are attributable to the acquisition of the operating assets and liabilities of Compuquest.

Cost of Sales

        Cost of sales of our infant division increased to $201,245 for the year ended July 31, 2004 from $41,308 for the comparable period in 2003. The increase in cost of sales is due to the increase in sales revenue and the acquisition of the operating assets and liabilities of Vital Baby ($96,234). The cost of sales due to the acquisition of the computer division was $2,365,449 in the current year.

Selling, General and Administrative Expenses

        Expenses increased from $337,177 for the year ended July 31, 2003 to $1,819,321 for the year ended July 31, 2004. The increase can be mainly attributed to the acquisition of our computer hardware division (approximately $440,000), consulting fees (approximately $863,000) management salaries ($105,287), rental of equipment costs ($80,000) and costs from the acquisition of Vital Baby ($20,346). We have been investing in marketing research, infrastructure and our website to position us for expansion and growth. The increase in management salaries is due to our increased activity.

Net and comprehensive loss

        We experienced an increase in our net loss of $1,145,802 from $388,684 for the year ended July 31, 2003 to a net loss of $1,534,486 for the year ended July 31, 2004. The comprehensive loss increased by approximately
$31,299 from $965 to $32,264. Among the significant items impacting the 2004 results was the increase in selling, general and administrative expenses offset by the contribution from the acquisitions during the current year.

        The weighted average shares outstanding for the year ended July 31,2004 was 44,186,147, an increase of 12,645,784 shares.


RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED OCTOBER 31, 2004 AND OCTOBER 31, 2003.

Revenues

Revenues from sales of childcare products was $193,098 for the three months ended October 31, 2004 compared to $261,850 for the three months ended October 31, 2003.

Revenues from sales from our computer division for the three months ended October 31, 2004 were $852,309. We acquired the computer division in October 2003 and hired additional experienced sales people to increase sales in this division.


Cost of Sales

Cost of sales of our childcare division was $119,394 for the three months ended October 31, 2004 compared to $212,789 for the three months ended October 31, 2003. The decrease in cost of sales is attributed to certain inventory purchase opportunities that were experienced during the quarter.

The cost of sales our computer division was $639,958 for the three months ended October 31, 2004 compared to $0 for the three months ended
October 31, 2003. The increase in cost of sales is attributed to the acquisition of the computer division in October 2003.


Selling, General and Administrative Expenses

Selling, General and Administrative Expenses increased from $200,223 for the three months ended October 31, 2003 to $304,210 for the three months ended October 31, 2004. The increase in selling, general and administrative expenses can be mainly attributed to the acquisition of our computer hardware division.

Net loss

We experienced a decrease in our net loss from ($195,728) for the three months ended October 31, 2003 to ($19,952) for the three months ended October 31, 2004. However, we recorded a net income prior to amortization of $23,824.
Among the significant items impacting the current quarter were increased Selling, General and Administrative expenses of $103,987, offset by the increase in gross profit due to the increase in sales revenue. We have been investing in marketing research, infrastructure and our website to position ourselves for expansion and growth. As discussed in the commentary for the three months ended April 30, 2004, the Computer Hardware division became profitable in the quarter ended April 30, 2004.

Liquidity and Capital Resources

Current Assets totaled $1,098,350 as of October 31, 2004 an increase of $156,070 over the amount of Current Assets of $942,280 for the period ended July 31, 2004. The increase is due primarily to accounts receivable and inventory related to the operations of Compuquest $172,416. The balance of the increase is the result of capital stock issued as part of the equity line of credit with Dutchess Private Equities Fund, LP $175,000 offset by the net cash loss from operations.

Current Liabilities totaled $784,731 as of October 31, 2004 a decrease of $10,340 as compared with $795,071 for the period ended July 31, 2004. The decrease was primarily attributable to repayment of a loan related to the purchase of Compuquest $19,316.

For the three months ended October 31, 2004, the cash required for operations was ($174,696) as compared to ($40,301) for the three months ended October 31, 2003. The increase in the cash requirement is due to the increase in accounts receivable and inventory related to the operations of the computer division.

For the three months ended October 31, 2004, we invested in additions to property and equipment of $38,951 as compared to $0 for the three months ended October 31, 2003. The acquisitions are related to operations of Compuquest and equipment to improve the efficiency of the childcare division.

For the three months ended October 31, 2004, we had cash provided by financing activities of $153,887 as compared to cash provided by financing activities of $201,199 for the three months ended October 31, 2003. The primary source of financing has been common shares issued as part of an Investment Agreement for an equity line of credit.

As of October 31, 2004, we have not been profitable but have experienced positive cash flows from operations. Operations have continued to be financed through the issuance of stock as well.

On February 27, 2004, we signed an Investment Agreement for the issuance of common shares pursuant to an equity line of credit agreement for a total amount of $5 million. The quantity of shares to be issued were limited by the volume of shares traded and the price determined at 94% of the average of the three lowest closing best bids during the pricing period. We used $ 512,500 of the Equity Line through October 31, 2004.

For the next 12 months, we expect our primary sources of liquidity for us to be funds generated by our equity line. We believe that we have sufficient funds to fund our operations for a minimum of 12 months. If the equity line does not provide adequate resources for our operating needs, it is unlikely that we will be able to obtain alternate debt or equity financing on commercially reasonable terms given our operating history and current financial position. Additionally, the terms of the equity line with Dutchess prohibit us from selling our stock below market price for one year after our registration statement is declared effective by the SEC unless we receive written consent from Dutchess. Our registration statement was declared effective on March 10, 2004. As a result, it is highly unlikely that we will be able to raise funds through the sale of equity until March 10, 2005.

Capital Commitments

We have a loan payable that arose from the acquisition of the operating assets net of assumed liabilities of Vital Baby Innovations. Of the total amount payable of $149,565, $72,465 was payable upon signing and the balance is payable at the rate of $36,232 per month. We intend to pay the current balance of $83,519 by December 2004.


Financing Activities

We have a line of credit in the amount of $18,000 that bears interest at the bank's prime lending rate plus 1/4% per annum. The line of credit is secured by a general assignment of book debts and the personal guarantee of one of the directors. This credit facility was not used as of October 31, 2004.

During the first quarter, we issued 2,522,218 common shares for a total consideration of $175,000 under the terms of our Equity Line of Credit agreement with Dutchess.

Subsidiary

As of October 31, 2004, we had one wholly-owned subsidiary International Mount Company, Ltd. Compuquest and Vital Baby Innovations are divisions of International Mount.

                             DESCRIPTION OF PROPERTY

        We are headquartered in Concord, Ontario, Canada where we lease a 12,500 square foot facility in support of our marketing, manufacturing and distribution requirements. We have a month to month lease and pay $5,000 per month in rent. We believe this facility is adequate for our needs for the next 2 years. We manufacture and ship our products directly from our head office.

                        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


       Mr. Turk has financed us since our inception through the use of his own personal financial resources. Our financial statements as of October 31, 2003 reflect a loan of $110,642 from The Cellular Connection Ltd., a company owned and controlled by Mr. Turk. During the quarter ended October 31, 2003, the company repaid a portion of the loan that was $125,947 at July 31,2003. The loan is non-interest bearing, unsecured, and is not necessarily indicative of the terms and amounts that would have been incurred had a comparable loan been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.


        One of our directors is a principle of Compuquest. During the quarter ended October 31, 2003, we acquired, through our subsidiary The International Mount Company all of the operating assets of Compuquest in consideration of the assumption of operating liabilities. The details of the transaction are as follows:


                Accounts receivable     191,888
                Inventory                33,624
                Property and equipment   63,613
                Bank indebtedness       (79,161)
                Accounts payable       (209,964)

                Net                         Nil


The acquired assets and liabilities of Compuquest, is not necessarily indicative of the terms and amounts that would have been incurred had a comparable acquisition been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        In April 2003, we issued 33,333 common shares to The Cellular Connection for use of equipment. Stuart Turk, our Chief Executive
Officer, is the President of The Cellular Connection. The stock was valued at $20,000. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        As of July 31, 2003, we had a balance of $125,865 payable to related parties. This amount was not required to be repaid prior to August 1, 2004 and, therefore, was classified as a long-term liability on the accompanying consolidated balance sheet. On March 11, 2004, we amended our notes payable to related parties to provide for the right of the holder to convert the loan into our restricted common shares at 75% of the fair market value at the date of conversion. The loan is non-interest bearing, has a term of two years and has no specific terms of repayment. The loan was repaid through the issuance of common shares. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        We signed a lease agreement with 1112396 Ontario Inc. for the period November 1, 2002 to January 31, 2004 for the issuance of 10,000 common shares per month in lieu of rent. The owner of 1112396 Ontario is the father of Stuart Turk. We issued 150,000 shares of common stock in satisfaction of this agreement. The above related party lease transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length. We currently have a month to month lease for $5,000 per month.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded over the counter and has been quoted on the OTC Bulletin Board since February 5, 2003. The stock currently trades under the symbol "OGHC.OB" Bid and ask quotations for our common shares are routinely submitted by registered broker dealers who are members of the National Association of Securities Dealers on the NASD Over-the-Counter Electronic Bulletin Board. These quotations reflect inner-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid information for our shares for each quarter for the last two years, so far as information is reported, through the quarter ended January 31, 2005, as reported by the Bloomberg Financial Network, are as follows:

Year Ended                  High            Low
------------------         ------          -----

2003

April 30                   $4.50           $ .60
July 31                    $5.70           $2.40
October 31                 $7.50           $1.86

2004

January 31                 $7.05           $2.28
April 30                   $4.65           $1.20
July 31                    $4.35           $2.55
October 31                 $3.45           $1.10

2005


January 31*                $3.09           $0.80

* Through December 9, 2004

Restated for a 30:1 reverse split on October 4, 2004


Number of Stockholders


     The number of record holders of our common stock as of October 31, 2004 was approximately 1300, not including nominees of beneficial owners.

Dividend Policy

        We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.


EXECUTIVE COMPENSATION

Set forth in the following table is certain information relating to the compensation we paid during the past fiscal year to Stuart Turk, our Chief Executive Officer, and Randal A. Kaplin, Director of Operations, Compuquest and Director. No other executive officer or employee earned over $100,000.



                           Summary Compensation Table

                                                            Annual Compensation
                                     Year       Salary    Bonus     All Other
                                                                   Compensation
-------------------------------------------------------------------------------
Stuart Turk,
President, Chairman,
CEO and Director                     2002(1)   $    -0-    $  -0-    $     409
                                     2003(2)   $    -0-    $  -0-    $  46,150
                                     2004(3)   $ 60,000    $  -0-    $  84,037

Randal A. Kalpin,
Director of Operations
Compuquest and Director              2002      $    -0-    $  -0-    $     -0-
                                     2003      $    -0-    $  -0-    $     -0-
                                     2004(4)   $    -0-    $  -0-    $ 128,750
-------------------------------------------------------------------------------
(1) We issued Mr. Turk 75,000 shares as director's compensation in 2002. The shares were valued at $409.
(2) We issued Mr. Turk 1,230,000 common shares for services as Chairman and Chief Executive Officer in 2003. The shares were valued at $39,625. Additionally, we issued Mr. Turk 75,000 shares as director's compensation in 2003. The shares were valued at $6,525. Mr. Turk agreed to forego management salaries payable in the amount of $12,842. This amount was treated as a capital contribution as of January 31, 2003.
(3) On October 31, 2003, we issued Mr. Turk an option to acquire 500,000 common shares at an exercise price of $.05 per share with an expiry of July 15, 2008. The option was issued in consideration of services rendered to us. The value of the option has been estimated to be $65,287. Additionally, we issued Mr. Turk 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.
(4) The remuneration for Randal A. Kalpin is paid to a company owned by Mr. Kalpin. Additionally, we issued Mr. Kalpin 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.


DIRECTOR COMPENSATION

        We do not currently have any formal arrangements to compensate directors. Each of our directors was granted 150,000 shares of restricted common stock on July 30, 2004 as compensation for services rendered. We compensate our directors in shares of our common stock to preserve capital to grow our company.

EMPLOYMENT AGREEMENTS

We do not currently have any employment agreements with our executive officers.

ADDITIONAL INFORMATION

Our common stock is registered with the SEC under section 12(g) of the Securities Exchange Act of 1934. We file with the SEC periodic reports on Forms 10-K, 10-Q and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. We intend to send annual reports containing audited financial statements to our shareholders. Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.


Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                                ON THE GO HEALTHCARE, INC.

                                          INDEX
               For the periods ended October 31, 2004 and 2003 (Unaudited)
                        For the years ended July 31, 2004 and 2003




                2004 INDEPENDENT AUDITORS' REPORT........................... F1


                2003 INDEPENDENT AUDITORS' REPORT........................... F2


                CONSOLIDATED FINANCIAL STATEMENTS

                  Consolidated Balance Sheets - Statement................... F3

                  Consolidated Statements of Operations - Statement II...... F4

                  Consolidated Statements of Shareholders' Equity
                   (Deficiency) - Statement III........................      F5

                  Consolidated Statements of Cash Flows - Statement IV...... F6


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............ F7 - F18

Independent Auditors' Report

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheet of On the Go Healthcare, Inc. as of July 31, 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended July 31, 2004. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated financial
statements based on our audits.   The Company's financial statements for the
years ended July 31, 2003 and 2002 were audited by other auditors whose report dated September 12, 2003 expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2004 and the results of its operations and its cash flows for the year ended July 31, 2004 in conformity with accounting principles generally accepted in the United States of America.







North York, Ontario                                      /S/Danziger & Hochman
November 8, 2004                                         Chartered Accountants



                                                                             F1

Independent Auditors' Report

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheet of On the Go Healthcare, Inc. as of July 31, 2003 and July 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended July 31, 2003 and July 31, 2002. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended July 31, 2003 and July 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Rosenberg Smith & Partners
    Chartered Accountants
    Concord, Ontario

    September 12, 2003


                                                                             F2

                        On the Go Healthcare, Inc.
                       Consolidated Balance Sheets
                    As of October 31, 2004 (Unaudited)
                  As of July 31, 2004 and July  31, 2003

                                           October 31,     July 31,   July 31,
                                                  2004         2004       2003
                                           (Unaudited)
ASSETS                                     -----------  -----------  ---------
Current assets:
        Cash                               $  152,869   $   184,343  $     762
        Accounts receivable                   657,283       511,086     21,760
        Inventory                             265,878       239,659     78,197
        Prepaid expenses                       22,320         7,192    116,797
                                           -----------  -----------  ---------
        Total current assets                1,098,350       942,280    217,516

Property and equipment, net of
  accumulated depreciation                    285,858       249,144     40,167
Intangibles                                   205,000       187,844          0
                                           -----------  -----------  ---------
                                              490,858       436,988     40,167
                                           -----------  -----------  ---------
Total assets                               $1,589,208   $ 1,379,268  $ 257,683
                                           ===========  ===========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Bank indebtedness                           0   $         0  $  12,457
        Accounts payable and
          accrued liabilities                 720,528       711,552     48,543
        Loan payable                           64,203        83,519          0
        Notes payable related
          parties - current portion                 0             0     17,172
                                           ----------   -----------  ---------
        Total current liabilities             784,731       795,071     78,172

Notes payable to related parties                    0             0    108,693
                                           ----------   -----------  ---------
Total liabilities                             784,731       795,071    186,865
                                           ----------   -----------  ---------
Stockholders' equity:
Common stock; $.0001 par value; 100,000,000
  shares authorized; issued 1,004,488
  (pre-split - 30,134,646);
  (July 31,2004 - 27,612,428, July 31, 2003
  - 37,653,500) preferred stock; .01 par
  value; 1,000,000 shares authorized;
  issued 279,134 (July 31, 2004 - 279,134).

        Issued and outstanding - common         3,013         2,761      3,766
        Issued and outstanding - preferred      2,791         2,791          0
        Treasury stock                              0             0    (21,243)
        Additional paid-in capital          3,357,239     2,850,210    794,075
        Accumulated other
          comprehensive (loss)               (299,313)      (32,264)      (965)
        Accumulated deficit                (2,259,253)   (2,239,301)  (704,815)
                                           -----------  -----------  ---------
Total stockholders' equity                    804,477       584,197     70,818
                                           -----------  -----------  ---------
                                           $1,589,208   $ 1,379,268  $ 257,683
                                           ===========  ===========  =========

The accompanying notes are an integral part of
these consolidated financial statements.                                    F3

                        On the Go Healthcare, Inc.
                   Consolidated Statements of Operation
              For the periods ended October 31, 2004 and 2003
                 For the years ended July 31, 2004 and 2003

                                 Three Months Ended          Years Ended
                                    October 31,                July 31,
                                 2004        2003              2004       2003
                             (Unaudited)  (Unaudited)
                             -----------  ----------  -----------   ----------
Sales
  Infant                      $  193,098   $ 261,850  $   277,557    $  91,584
  Computer                       852,309           0    2,735,345            0
                             -----------  ----------  -----------   ----------
                              $1,045,407   $ 261,850    3,012,902       91,584
                             -----------  ----------  -----------   ----------
  Cost of sales
     Infant                      119,394     212,789      201,245       41,308
     Computer                    639,958           0    2,365,449            0
                             -----------  ----------  -----------   ----------
                                 759,352     212,789    2,566,694       41,308
                             -----------  ----------  -----------   ----------

  Gross profit                   286,055      49,061      446,208       50,276
  Selling, general and
    administrative expenses      304,210     200,223    1,819,321      337,177
                             -----------  ----------  -----------   ----------
Net operating loss               (18,155)   (151,162)  (1,373,113)    (286,901)

  Financing costs                  1,797      44,566      161,373            0
                             -----------  ----------  -----------   ----------
Net loss before income taxes     (19,952)   (195,728)  (1,534,486)    (286,901)
  Deferred income tax expense          -           -            -     (101,783)
                             -----------  ----------  -----------   ----------
Net loss                      $  (19,952) $ (195,728) $(1,534,486)  $ (388,684)
                             ===========  ==========  ===========   ==========

Net loss per common share      $   (.01)  $    (.01)  $    (0.03)      $(0.01)
                             ===========  ==========  ===========   ==========
Weighted average number of
  common shares outstanding      975,810  38,932,282   44,186,147   31,540,363
                             ===========  ==========  ===========   ==========


The accompanying notes are an integral part of
these consolidated financial statements.                                    F4

                        On the Go Healthcare, Inc.
       Consolidated Statements of Stockholders' Equity (Deficiency)
  For the years ended July  31,  2004 and 2003 and period ended October 31, 2004

                              Common Stock         Preferred stock         Treasury Stock
                            Number    Amount      Number     Amount      Number       Amount


-----------------------------------------------------------------------------------------------

Balance July 31, 2002   29,613,500     2,962            -           -            -            -

Common stock issued as
  compensation for rent,
  salary, consulting
  and legal fees         8,040,000       804            -           -            -            -
Net loss for the period          -         -            -           -            -            -
Capital contribution             -         -            -           -            -            -
Stock options issued             -         -            -           -            -            -
Treasury stock acquired          -         -            -           -    1,000,000      (21,243)
Foreign currency
  translation adjustment         -         -            -           -            -            -
                        ------------------------------------------------------------------------
Balance July 31, 2003   37,653,500    $3,766            -           -    1,000,000     $(21,243)

Treasury stock
  cancelled             (1,000,000)     (100)           -           -   (1,000,000)      21,243
Shares issued for cash   8,548,928       854            -           -            -            -
Financing costs for
  shares issued                  -         -            -           -            -            -
Shares issued for loans  3,333,333       333                                                  -
Capital contribution of
  interest free loans            -         -            -           -            -            -
Issue costs for shares
  issued                         -         -            -           -            -            -
Common stock issued as
  Compensation for
    consulting fees      6,790,000       679            -           -            -            -
Stock options issued as
  compensation for salary
    and consulting fees          -         -            -           -            -            -
Conversion of shares to
  preferred shares     (27,913,333)   (2,791)     279,134       2,791
Net loss for the period          -         -                                     -            -
Foreign currency
  translation adjustment         -         -            -           -            -            -
Stock options exercised    200,000        20            -           -            -            -
                        ------------------------------------------------------------------------
Balance July 31, 2004   27,612,428 $   2,761      279,134    $  2,791            -     $      -

Stock Split            (29,130,158)        -            -           -            -            -
Shares issued for cash   2,522,218       252            -           -            -            -
Net loss for the period          -         -            -           -            -            -
Foreign currency
  translation adjustment         -         -            -           -            -            -
                        ------------------------------------------------------------------------
Balance October 31,2004  1,004,488  $  3,013      279,134    $  2,791            -     $      -
                        ------------------------------------------------------------------------



                               Additional                Accumulated
                               paid in      Deficit         other
                               capital                   Comprehensive
                                                            Loss           Total
-----------------------------------------------------------------------------------

Balance July 31, 2002          457,958     (316,131)      (18,489)        $ 126,300

Common stock issued as
  compensation for rent,
  salary, consulting
  and legal fees               309,610            -             -           310,414
Net loss for the period              -     (388,684)            -          (388,684)
Capital contribution            12,842            -             -            12,842
Stock options issued            13,665            -             -            13,665
Treasury stock acquired              -            -             -           (21,243)
Foreign currency
  translation adjustment             -            -        17,524            17,524
                        -----------------------------------------------------------
Balance July 31, 2003       $  794,075   $ (704,815)      $  (965)           70,818

Treasury stock
  cancelled                    (21,143)                                           -
Shares issued for cash         944,861            -             -           945,715
Financing costs for
  shares issued                157,907            -             -           157,907
Shares issued for loans         99,667                                      100,000
Capital contribution of
  interest free loans            1,594            -             -             1,594
Issue costs for shares
  issued                        (3,041)           -             -            (3,041)
Common stock issued as
  Compensation for
    consulting fees            689,122            -             -           689,801
Stock options issued as
  compensation for salary
    and consulting fees         177,188            -            -           177,188
Conversion of shares to
  preferred shares
Net loss for the period              -   (1,534,486)            -        (1,534,486)
Foreign currency
  translation adjustment             -            -       (31,299)          (31,299)
Stock options exercised          9,980            -             -            10,000

                        -----------------------------------------------------------
Balance July 31, 2004       $2,850,210  $(2,239,301)     $(32,264)        $ 584,197

Stock Split                          -            -             -                 -
Shares issued for cash         175,000            -             -           175,252
Net loss for the period              -      (19,952)            -           (19,952)
Foreign currency
  translation adjustment       332,029            -      (267,049)          (64,980)
                        -----------------------------------------------------------
Balance October 31,2004     $3,357,239  $(2,259,253)    $(299,313)        $ 804,477
                        -----------------------------------------------------------





The accompanying notes are an integral part of
these consolidated financial statements.                                    F5

                      Consolidated Statements of Cash Flows
                For the periods ended October 31, 2004 and 2003
                    For the years ended July 31, 2004 and 2003

                                 Three Months Ended           Years Ended
                                    October 31,                 July 31,
                                 2004        2003            2004         2003
                             (Unaudited)  (Unaudited)
                             -----------  ----------  -----------   ----------
Operating activities
   Net loss                     (19,952)   (195,728)  $(1,534,486)  $ (388,684)
                             -----------  ----------  -----------   ----------
   Adjustments to reconcile
    net loss to net cash used
     by operating activities:
   Depreciation                  23,824       4,848        53,268       19,876
   Shares and stock options
      issued in consideration
       of services rendered           0      65,287       867,149      302,607
   Financing costs                    0      44,134       157,907            0
   Capital contribution of
    interest free loan                0           0         1,594            0
   (Increase) decrease in:
     Accounts receivable       (146,197)   (102,246)     (233,585)     (12,452)
     Inventory                  (26,219)    (19,918)        1,831      (22,842)
     Prepaid expenses           (15,128)     42,640       113,910     (112,463)
     Deferred income taxes                                             101,783
   Increase in:
     Accounts payable             8,976     120,682       189,955       17,013
     Accrued liabilities                                   15,692            0
                             -----------  ----------  -----------   ----------
   Total adjustments           (154,744)    155,427     1,167,721      293,522
                             -----------  ----------  -----------   ----------
   Net cash used by
     operating activities      (174,696)    (40,301)     (366,765)     (95,162)
                             -----------  ----------  -----------   ----------

Investing activities
   Acquisition of property
     and equipment              (38,951)          0      (193,794)           0
                             -----------  ----------  -----------   ----------

Financing activities
   Decrease in bank
     indebtedness                     0     (38,721)      (92,486)      (2,100)
   Proceeds on sale
     of capital stock
      net of expenses           175,000     262,900       955,715            0
   Issue costs on shares
     issued for cash             (1,797)          0        (3,041)           0
   Payments on loan payable     (19,316)          0       (70,469)           0
   Payments on notes
     payable to related
       parties                        0     (22,980)      (35,393)      (4,763)
   Proceeds from loan
     payable to related
       parties                        0           0         2,820      102,682
                             -----------  ----------  -----------   ----------
   Net cash provided
     by financing activities    153,887     201,199       757,146       95,819
                             -----------  ----------  -----------   ----------
Effect of exchange rate
  changes on cash                28,286        (938)      (13,006)         105
                             -----------  ----------  -----------   ----------
Net increase(decrease)in cash   (31,474)    159,960       183,581          762
Cash at beginning of period     184,343         762           762            0
                             -----------  ----------  -----------   ----------
Cash at end of period          $152,869    $160,722      $184,343         $762
                             ===========  ==========  ===========   ==========
Supplemental disclosures
  of cash flow information
Income taxes paid                     0           0             0            0
                             -----------  ----------  -----------   ----------
Interest paid                  $    380    $    551         4,704        2,434
                             -----------  ----------  -----------   ----------


The accompanying notes are an integral part of
these consolidated financial statements.                                     F6

                        On the Go Healthcare, Inc.
               Notes to Consolidated Financial Statements
                  As of July 31, 2004 and July 31, 2003


1.      NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

        On the Go Healthcare, Inc. is a Delaware corporation incorporated on July 21, 2000. The consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly owned subsidiary, The International Mount Company, Ltd. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

        The Company operates in the manufacturing and distribution of infant care products and through an acquisition as a distributor of computer hardware and software. The corporate headquarters is located in Ontario, Canada.


2.      Acquisitions

        During October 2003, the company, through its wholly owned subsidiary, acquired the operating assets and assumed the operating liabilities of Compuquest Inc., a computer hardware distributor. The results of the computer hardware distribution operations has been included in the operations of the company from October 1, 2003. The investment has been accounted for by the purchase method as follows;

        Accounts receivable             191,888
        Inventory                        33,624
        Property and equipment           63,613
        Bank indebtedness               (79,161)
        Accounts payable               (209,964)
                                       ---------
        Net                               Nil

        During June 2004, the company, through its wholly owned subsidiary, acquired the operating assets and assumed the operating liabilities of Vital Baby Innovations Inc., an infant supplies distributor. The results of this acquisition have been included in the operations of the company from June 1, 2004. The investment has been accounted for by the purchase method as follows;

        Accounts receivable             56,141
        Inventory                      120,290
        Prepaid expenses                 4,200
        Property and equipment           1,449
        Intangibles                    181,159
        Accounts payable              (213,674)
                                      ---------
        Loan payable                   149,565
                                      ---------

        The loan payable is due $72,465 upon signing and the balance at the rate of $36,232 per month.


                                                                             F7

3.      Significant Accounting Policies

Intangibles with Accounting Principles
        The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

Use of Estimates
        The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.


Foreign Currency Translation
        The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiaries' financial statements are included as a component of other comprehensive income (loss) within stockholders' equity.


Fair Value of Financial Instruments
        The Company's estimate of the fair value of cash, accounts receivable, payables and accruals, and loan payable approximates the carrying value.


Capital Assets
        Capital assets are recorded at cost less accumulated depreciation. Depreciation of capital assets is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which 1/2 of the rates are applicable:

                Manufacturing equipment         30% declining balance
                Leaseholds                      3 years straight line
                Office furniture                20% declining balance
                Computer hardware               30% declining balance
                Computer software               100% declining balance

Definite Lives
        Intangibles are recorded at cost. Amortization is provided over the defined period of the contract that gave rise to the intangible asset.

                                                                             F8

Revenue Recognition
        The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.


Income Taxes
        The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.


Stock Option Plans
        The Company applies the fair value based method of accounting prescribed by SFAS No. 123, Accounting for Stock-Based Compensation in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.


Segmented Reporting
        The Company applies Financial Accounting Standards Boards ("FASB") statement No.131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in two operating segments for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.


Comprehensive Income
        The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.


                                                                             F9

4.      Property and Equipment

        Property and equipment consist of the following as of;

                                                  July 31,         July 31,
                                                       2004            2003
                                                  ---------        --------

        Machinery and equipment                   $ 206,209        $ 75,347
        Office equipment                             42,366          10,074
        Computer software                            19,449           9,942
        Computer hardware                            62,545           2,261
        Leasehold improvements                       46,417           4,854
                                                  ---------        --------
                                                    376,986         102,478
        Less accumulated depreciation               127,842          62,311
                                                  ---------        --------
        Property and equipment, net               $ 249,144        $ 40,167
                                                  =========        ========

        Depreciation expense for Property and Equipment for the years ended July 31, 2004 and July 31, 2003 were $53,086 and $19,786 respectively.


5.      Loan payable

        The Loan Payable arises from the acquisition of the operating assets net of assumed liabilities of Vital Baby Innovations, Inc.. Of the total amount payable of $149,565, $72,465 was payable upon signing and the balance payable at the rate of $36,232 per month. The current balance of $83,519 will be repaid by December 2004.

6.      Capital Stock

`       Authorized:
          100,000,000 common shares with a $0.0001 par value.
            1,000,000 preferred shares with a $0.01 par value.
              400,000 Series A preferred stock with a $0.01 par value.

                                                                2004    2003
        Issued:
          27,612,428 common shares (2003 - 37,653,500)        $2,761  $3,766
             279,134 Series A preferred shares (2003 - Nil)   $2,791  $    -


7.      Stock options

        The Company has adopted a stock option plan accounted for under SFAS No. 123 and related interpretations.

        On October 31, 2003, the Company granted 500,000 options to a director in consideration for services rendered at $0.05 expiring
        October 31, 2008 and expensed the difference between the fair market value of the shares on October 31, 2003 and the option price.

        On November 11, 2003, the Company granted 100,000 options in consideration for services rendered at $0.10 expiring on November 11, 2004 and expensed the difference between fair market value of the shares on November 11, 2003 and the option price.


                                                                            F10

        On June 15, 2004, the Company granted 1,250,000 options in consideration for services rendered at $0.05 expiring on July 30, 2005 and expensed the difference between fair market value of the shares on June 15, 2004 and the option price.

        Included in selling, general and administrative expenses, is $177,188 of consulting fees relating to these options.

        The following table summarizes information about options at July 31, 2004:

                Range of                Number               Remaining
            Exercise Prices          Outstanding          Contractual Life

              $.05 - $0.10            1,850,000             12 to 15 months

        During the period, 650,000 options expired and 200,000 options were exercised.


8.      INCOME TAXES

        The company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences are expected to reverse.

        In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management has provided for a valuation allowance on all of its' losses as there is no assurance that future tax benefits will be realized.



9.      BASIC LOSS PER SHARE

        Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.


10.     Commitment

        On February 27,2004, the company entered into a new equity line agreement for $5 million with Dutchess Private Equities Fund, L.P. The quantity of shares to be issued will be limited by the volume of shares traded and the price will be determined at 94% of the average of the three lowest closing bids during the pricing period. The maximum accessible through this facility is $5,000,000.


                                                                            F11

11.     Related party transactions

        The company has signed a lease agreement with a related party for the period November 1, 2002 to January 31, 2004 for the issuance of 10,000 common shares per month in lieu of rent. 150,000 shares have been issued in satisfaction of this agreement. The company currently has a month to month agreement for a monthly rent of $5,000.

        The above related party lease transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.



12.     Subsequent events

        On October 1, 2004, the company did a reverse stock split and exchanged all of its outstanding common shares on the basis of 30 shares for 1 new common share.



13.     Operating Segments

        Information about operating segments is as follows;


                                                           July 31,
                                                 --------------------------
                                                     2004            2003
                                                 ----------       ---------
        Revenues:
                Infant                             $277,557       $  91,584
                Computer hardware                 2,735,345               0
                                                 ----------       ---------
                                                $ 3,012,902       $  91,584
                                                 ==========       =========
        Loss from Operations:
                Infant                          $(1,302,316)      $(286,901)
                Computer hardware                   (70,797)              0
                                                 ----------       ---------
                                                $(1,373,113)      $(286,901)
                                                 ==========       =========
        Identifiable Assets:
                Infant                             $793,479       $ 257,683
                Computer hardware                   585,789               0
                                                 ----------       ---------
                                                $ 1,379,268       $ 257,683
                                                 ==========       =========


                                                                            F12

                          On the Go Healthcare, Inc.

                 Notes to Consolidated Financial Statements

          Three Months Ended October 31, 2004 and 2003 (Unaudited)


1.  Financial Statements

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
    Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of October 31, 2004 results of operations for the three months ended October 31, 2004 and 2003, and cash flows for the three months ended October 31, 2004 and 2003. Results for the three month period are not necessarily indicative of fiscal year results.

    The accompanying unaudited consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended
    July 31, 2004.

    The preparation of financial statements in conformity with generally accepted accounting principles require that management make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

2.  Management's Plans

    The Company's cash flow requirements are supported by a financing agreement for an equity line of credit.

    During October 2003, the Company's subsidiary acquired the operating assets and liabilities of a computer hardware distributor, Compuquest, Inc.

    On May 18, 2004, the Company signed an agreement to acquire substantially all of the assets and assume the liabilities of Vital Baby Innovations Inc. The acquisition closed in June 2004.

    Management believes that despite the recent losses and limited working capital, it has developed a business plan that if successfully implemented, can substantially improve its operational results and financial condition.

3.  Acquisition

    During October 2003, the Company, through its wholly owned subsidiary, The International Mount Company, Ltd. acquired the operating assets and assumed the operating liabilities of Compuquest, Inc., a computer hardware distributor. The results of the computer hardware distribution operations has been included in the operations of the Company from October 1, 2003. The investment has been accounted for by the purchase method as follows;


        Accounts receivable     191,888
        Inventory                33,624
        Property and equipment   63,613
        Bank indebtedness       (79,161)
        Accounts payable       (209,964)

        Net                          Nil



                                                                            F13

 4.  Background Information

     On the Go Healthcare, Inc. ("On the Go" or the "Company") is a Delaware corporation incorporated on July 21, 2000. The International Mount Company, Ltd. (International Mount) was incorporated under the laws of Canada in August 1993. On July 21, 2000, On the Go acquired International Mount in a business combination accounted for in a manner similar to a pooling of interests since it is a combination of entities under common control. International Mount became a wholly owned subsidiary of On the Go via a cash payment of $198 and the exchange of 16,000,000 shares of common stock of On the Go for all of the outstanding stock of International Mount. The accompanying consolidated financial statements are based on the assumption that the companies were combined for all periods presented.

     The consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly owned subsidiary, International Mount. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

     The Company operates in the manufacturing and distribution of childcare products segment throughout Canada. Through acquisitions, the company also is a computer hardware distributor. The Company's corporate headquarters are located in Ontario, Canada.

 5.  Significant Accounting Policies

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

     The allowance for doubtful accounts is maintained to provide for losses arising from customers' inability to make required payments. If there is a deterioration of our customers' credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

     Inventories are stated at the lower of cost (determined on an average cost basis) or market. Based on our assumptions about future demand and market conditions, inventories are written-down to market value. If our assumptions about future demand change and/or actual market conditions are less favorable than those projected, additional write-downs of inventories may be required.

     Deferred tax assets are recorded based on the Company's projected future taxable income and the resulting utilization of the deferred tax assets. To the extent that it is more likely than not that the Company would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.



                                                                            F14

    Loss contingencies arise in the ordinary course of business. In determining loss contingencies, we evaluate the likelihood of the loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of such loss. We accrue for an estimated loss contingency when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.

    Amounts billed to customers for shipping and handling are recorded as sales revenues. Costs incurred for shipping and handling are included in cost of sales.

    Discounts and point-of-sale rebates are offered to our customers on our products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

    The Company assesses the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the assets.

    The Company accounts for stock-based employee compensation plans under the recognition and measurement principles of Financial Accounting Standards 123

    The Company applies Financial Accounting Standards Boards ("FASB") statement No.131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in two operating segments for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use

6.  Recent pronouncements

    In January 2003, the FASB issued SFAS No. 148, Accounting for Stock - Based Compensation - Transition and Disclosures. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.
    In addition, this statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in the financial statements about the effects of stock-based compensation. The transitional guidance and annual disclosure provisions of this Statement is effective for the July 31, 2004 financial statements. The interim reporting disclosure requirements were effective for the company's
    October 31, 2003 10-QSB. The Company has accounted for all outstanding stock based compensation on the fair value basis.




                                                                            F15

7.  Property and Equipment

    Property and equipment consist of the following as of;


                                       Oct. 31,       July 31,
                                         2004          2004
                                       --------       --------
        Machinery and equipment        $258,444       $206,209
        Office equipment                 46,846         42,366
        Computer software                21,205         19,449
        Computer hardware                66,550         62,545
        Leasehold improvements           55,282         46,417
                                       --------       --------
                                        448,327        376,986
        Less accumulated depreciation   162,469        127,842
                                       --------       --------
                                       $285,858       $249,144
                                       ========       ========




8.  Bank indebtedness

    The Company has a line of credit in the amount of $18,000 that bears interest at the bank's prime lending rate plus 1/4% per annum. The line of credit is secured by a general assignment of book debts and the personal guarantee of one of the directors. This credit facility was not used as of October 31, 2004.

9.  Capital Stock

    During the first quarter, the Company issued 2,522,218 common shares for a total consideration of $175,000 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received on the issuance, $1,797, has been treated as a financing expense.

    On October 1, 2004, the Company did a reverse stock split and exchanged all of its common shares on the basis of 30 shares for 1 new common share.



                                                                            F16

10. Stock options

    On July 15, 2003, a consultant was issued an option to acquire 200,000 common shares at an exercise price of $0.05 per share with an expiry of July 15, 2005. The option was issued in consideration of services rendered to the Company. The value of the option has been estimated to be $12,278 computed based on the Black Scholes model, using a fair market value price of $0.082 per share, volatility of 137% and a riskless interest rate of 1.35%. The shares were issued in second quarter.

    On October 31, 2003, a director was issued an option to acquire 500,000 common shares at an exercise price of $0.05 per share with an expiry of July 15, 2008. The option was issued in consideration of services rendered to the Company. The value of the option has been estimated to be $65,287 computed based on the Black Scholes model, using a fair market value price of $0.14 per share, volatility of 136% and a riskless interest rate of 3.19%.

    In November 2003, the Company issued an option to acquire 100,000 common shares at an exercise price of $0.10 per share with an expiry of November 21, 2004. The option was issued in consideration of services to be rendered to the Company. The value of the option has been estimated to be $8,000.

    On June 15, 2004, as part of the compensation for services rendered, the Company issued an option to acquire 1,250,000 common shares at an exercise price of $0.05 per share with an expiry of July 31, 2005. The value of the option has been estimated to be $103,901 computed based on the Black Scholes model, using a fair market value price of $.125 per share, volatility of 150% and a riskless interest rate of 3%.

11. Net loss per shares

    Basic earnings per share is computed by dividing net loss by the weighed average number of shares of common stock outstanding during the period. Diluted earnings per shares is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consider of shares of common stock issuable upon the exercise of stock options; common equivalent shares are excluded from the calculation if their effect is antidilutive. The Company has excluded 2,050,000 shares related to options.


                                                                            F17

12. Cash flow

    The following operating assets and liabilities of Compuquest Inc. were acquired by the company effective October 1, 2003 and these amounts have therefore not been included in the statement of cash flows as at July 31, 2003 as the acquisition was a non-cash transaction.


        Increase in accounts receivable        $191,888
        Increase in inventory                    33,624
        Increase in property and equipment       63,613
        Increase in bank indebtedness           (79,161)
        Increase in accounts payable           (209,964)


13. Commitment

    On February 27,2004, the Company entered into a new equity line agreement for $5 million with Dutchess Private Equities Fund, L.P. The quantity of shares to be issued will be limited by the volume of shares traded and the price will be determined at 94% of the average of the three lowest closing best bids during the pricing period.



14. Operating Segments

    Information about operating segments is as follows;


                                           -------------------------
                                                   October 31,
                                               2004           2003
                                           -------------------------
        Revenues:
                Health care products       $  193,098     $  261,850
                Computer hardware             852,309              0
                                           -----------    -----------
                                           $1,045,407    $   261,850
                                           ===========    ===========
        Income (loss) from Operations:
             Three months ended
                Health care products       $ (124,770)    $ (145,098)
                Computer hardware             104,818        (50,630)
                                           -----------    -----------
                                           $  (19,952)    $ (195,728)
                                           ===========    ===========
        Identifiable Assets:
                Health care products       $1,086,369     $  393,978
                Computer hardware             502,839        415,912
                                           -----------    -----------
                                           $1,589,208     $  809,890
                                           ===========    ===========



                                                                            F18